UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       MAXWELL,     CHRISTINE

       15975 W. 71ST PLACE
       ARVADA,  CO   80007
    USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
    DECEMBER 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
    DIRECTOR INTL SALES & MARKETING
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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    $.0001 Par Value Common|N/A   |    | |N/A               |   |N/A        |NONE               |      |                           |
 Stock                     |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Right to Buy (ISOP) |$2.875  |12/31|J   |V|2,618 (b)  |A  |12/16|12/16|$.0001 Par V|2,618  |       |17,618      |D  |            |
(a)                   |        |/00  |    | |           |   |/98  |/01  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (ISOP) |$5.62   |     |    | |           |   |12/14|12/13|$.0001 Par V|5,746  |       |5,746       |D  |            |
(a)                   |        |     |    | |           |   |/99  |/09  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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  Right to Buy (Nonqua|$8.125  |     |    | |           |   |09/01|09/01|$.0001 Par V|100,000|       |100,000     |   |            |
lified) (c)           |        |     |    | |           |   |/01  |/05  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
FORM 4, DECEMBER
2000
(a) Stock options granted under the Issuer's Incentive Stock Option Plan ("ISOP"), exempt under Rule 16b-3.
(b) The shares had been previously been surrendered under a cashless exercise of an option. Effective
December 31, 2000, the cashless exercise was reversed, the shares were cancelled, and stock options were reinstated to cover the subject 2,618 shares. This transaction is exempt under Rule 16b-3.
(c) Stock options granted exempt under Rule 16b-3. The stock options were not issued under the Issuer's ISOP, which plan is qualified under Section 422 of the Internal Revenue Code.
Options were granted on September 1,
2000, with 25% vesting immediately and 25% vest annually on September 1, 2001, 2002 and 2003.
SIGNATURE OF REPORTING PERSON
   /s/  CHRISTINE MAXWELL
DATE
    MAY 9, 2001